UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2012

Autoliv, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-12933	51-0378542
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Vasagatan 11, 7th Floor, SE-111 20

Box 70381,

SE-107 24, Stockholm, Sweden

(Address of principal executive offices, including zip code)

+46 8 587 20 600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, Autoliv ASP Inc., a subsidiary of Autoliv, Inc. (the “Company”), received a grand jury subpoena from the Antitrust Division of the United States Department of Justice (“DOJ”) on February 8, 2011. The subpoena requested documents and information as part of a broad and long-running investigation into possible anti-competitive behavior among suppliers to the automotive vehicle industry, including the Company. In connection therewith, on June 6, 2012, the Company entered into a plea agreement with the United States of America.

Under the terms of the agreement, which is subject to court approval, the Company will plead guilty to two counts of antitrust law violations involving a Japanese subsidiary and pay a fine of $14.5 million. The DOJ will not otherwise prosecute Autoliv or any of its subsidiaries or present or former directors, officers or employees for the matters investigated. Three employees in the sales organization are excluded from the non-prosecution provision of the agreement, but no decision has been communicated by the DOJ regarding these employees. The Company will continue to cooperate with the DOJ in its investigations of other auto-parts suppliers.

A copy of the Company’s press release describing the resolution with the DOJ is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) EXHIBITS

99.1	Press Release of Autoliv, Inc. dated June 6, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 6, 2012

AUTOLIV, INC.

By:	/s/ Lars A. Sjöbring
Name:	Lars A. Sjöbring
Title:	Group Vice President – Legal Affairs General Counsel and Secretary